Exhibit B

AMENDED AND RESTATED

VOTING AND SUPPORT AGREEMENT

AMENDED AND RESTATED VOTING AND SUPPORT AGREEMENT, dated as of September 13, 2005 (this “Agreement”), by and among Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America (“Parent”), Nierenberg Investment Management Company, Inc., a Washington corporation (the “Shareholder”), and David Nierenberg, the President of Shareholder (“Nierenberg”), in his individual capacity. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).

W I T N E S S E T H:

WHEREAS, AmNet Mortgage, Inc., a Maryland corporation (“Company”), Parent and PTI, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”) are, concurrently with the execution and delivery of this Agreement, entering into an Amended and Restated Agreement and Plan of Merger, dated the date hereof (as may be amended from time to time) (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of the Parent (the “Merger”);

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner, and the general partner of five investment limited partnerships (each a “Fund” and collectively, the “Funds”) that are the respective record owners, of the shares of Company Common Stock listed next to such Shareholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of Company Common Stock or other voting capital stock of the Company acquired by Shareholder after the date hereof, the “Shares”);

WHEREAS, Nierenberg is a member of the Company’s board of directors and, in his individual capacity, is the record and beneficial owner of shares of the Company Common Stock and options to purchase shares of Company Common Stock listed next to Nierenberg’s name on the signature page hereto (the “Personal Securities”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. The Shareholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Stockholders’ Meeting or any other meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, relating to any proposed action by the shareholders of the Company with respect to the matters set forth in Section 1.1(b) below, the Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Shareholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Shareholder or as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of the Company’s shareholders requested in furtherance thereof and (ii) against any action or agreement submitted for approval of the shareholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (iii) against any Alternative Proposal or any other action, agreement or transaction submitted for approval to the shareholders of the Company that such Shareholder would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) a material change in the policies or management of the Company; (D) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the articles of incorporation or bylaws of the Company; or (F) any other material change in the Company’s corporate structure or business; provided, however, that the parties acknowledge that this Agreement is entered into by the Shareholder in its capacity as beneficial owner of the Shares and that nothing in this Agreement shall prevent Nierenberg from discharging his fiduciary duties as a member of the board of directors of the Company.

1.2 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered, and the Shareholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Shareholder and (b) has not granted, and the Shareholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Shareholder.

1.3 Proxy. The Shareholder agrees, if requested, to grant to Parent a proxy to vote the Shares owned beneficially and of record by the Shareholder as indicated in Section 1.1 above if the Shareholder fails for any reason to vote such Shares in accordance with Section 1.1 (which proxy shall be limited to the matters set forth in Section 1.1). The Shareholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Shareholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Parent, constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) Ownership. As of the date hereof, the number of shares of Company Common Stock beneficially owned by the Shareholder is listed on the signature page hereof. The Existing Shares listed on the signature page hereof are, and any additional shares of Company Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Shareholder (and of record by the Funds). As of the date hereof, the Existing Shares listed opposite the name of the Shareholder on the signature page hereof constitute all of the shares of Company Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Shareholder or any of its affiliates (except for the Shares owned beneficially and of record by any affiliates of the Shareholder that are parties to this Agreement). The Shareholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement (in each case as the general partner of the applicable Fund), in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good and marketable title to the Existing Shares on the signature page hereof, free and clear of any Liens and the Shareholder will have good and marketable title to such Existing Shares and any additional shares of Company Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any

Governmental or Regulatory Authority applicable to the Shareholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1 Further Agreements of Shareholder. (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of Company Common Stock acquired beneficially or of record by the Shareholder after the date hereof, or any interest therein; provided, however, that nothing in this Section 3.1 shall prevent Transfers of Shares between any of the Funds.

(b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c) The Shareholder agrees, while this Agreement is in effect, to notify the Parent promptly in writing of (i) the number of any additional shares of Company Common Stock or other securities of the Company acquired by the Shareholder, if any, after the date hereof and (ii) any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Shareholder in any way relating to shares of Company Common Stock.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate upon the later to occur of (a) the Effective Time or (b) the date and time of termination of the Merger Agreement.

4.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.

4.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent to:

c/o Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0602

Fax: (704) 383-8121

Attention: Randy B. Robertson – Managing Director/ Senior Vice President

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Fax: (212) 558-3588

Attention: Mitchell S. Eitel

(b) if to Shareholder to the address listed next to the Shareholder’s name on the signature page hereto.

4.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4.7 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (except to the extent to which, under the internal affairs doctrine as applied under Delaware law, Maryland law applies by reason of being the law of the Company’s state of incorporation) without regard to any applicable principles of conflicts of law.

4.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.11 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas J. Wurtz
Name:	Thomas J. Wurtz
Title:	Executive Vice President

VOTING AND SUPPORT AGREEMENT

Counterpart Signature Page

IN WITNESS WHEREOF, the Shareholder and Nierenberg have executed this Agreement as of the date first written above.

Number of Shares owned beneficially and of record:

D3 Family Fund, L.P. (924,002 shares),

The D3 Family Retirement Fund, L.P. (286,986 shares),

The D3 Children’s Fund, L.P. (65,800 shares),

The D3 Offshore Fund, L.P. (63,912 shares),

The D3 Family Bulldog Fund, L.P. (30,500 shares)

By (in each case) its General Partner Nierenberg Investment Management Company, Inc.

	By:	/s/ David Nierenberg
David Nierenberg
President

Shares Subject to Options to Purchase Common Stock (14,100)
Restricted Shares of Common Stock (4,600)

/s/ David Nierenberg David Nierenberg, individually*

Address for notices:		19605 NE 8th Street
Camas, Washington 98607
Facsimile: (360) 604-1811

with a copy to:

Brendan N. O’Scannlain Stoel Rives LLP 900 SW Fifth Avenue, Suite 2600 Portland, OR 97204-1268 (503) 220-2480 fax

*By signing in his personal capacity, Nierenberg agrees that he shall be bound by this Agreement with respect to the Personal Securities in the same manner as Shareholder with respect to the Shares.